                                             Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

nLIGHT, Inc.
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the 2018 Equity Incentive Plan	Other	2,281,440(2)	$10.74(4)	$24,502,665.60	$110.20 per $1,000,000	$2,700.20
Equity	Common Stock, $0.0001 par value per share, reserved for issuance under the 2018 Employee Stock Purchase Plan	Other	857,8793)	$9.135)	$7,832,435.27	$110.20 per $1,000,000	$863.14
Total Offering Amounts					$32,335,100.87		$3,563.34
Total Fee Offsets							–
Net Fee Due							$3,563.34

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents an automatic annual increase on January 1, 2023 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 Plan pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares of the Registrant’s common stock available for grant and issuance under the 2018 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2019, by an amount equal to the least of (i) 3,431,515 shares of common stock, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

(3) Represents an automatic annual increase on January 1, 2023 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 ESPP pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares of the Registrant’s common stock available for issuance under the 2018 ESPP is subject to an annual increase on the first day of each fiscal year starting on January 1, 2019, by an amount equal to the least of (i) 857,879 shares of common stock, (ii) two percent (2%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such amount as determined by the administrator of the 2018 ESPP.

(4) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.74 per share, which is the average of the high and low prices of Registrant’s common stock on February 24, 2023, as reported on the Nasdaq Global Select Market.

(5) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $10.74 per share, which is the average of the high and low prices of Registrant’s common stock on February 24, 2023, as reported on the Nasdaq Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise period.